Ex. 99.1

Blucora Appoints Chris Walters to Its Board of Directors

BELLEVUE, Wash. (BUSINESS WIRE)-May 8, 2014 - Blucora, Inc. (NASDAQ:BCOR) today announced the appointment of Chris Walters to the Company's Board of Directors, effective May 13, 2014.

"We're pleased to welcome Chris to our Board," said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. "Chris brings in depth understanding of digital media, technology and corporate operations. He is a fantastic addition to our Board and will contribute positively on many levels."

Mr. Walters currently serves as the Chief Operating Officer of The Weather Company where he oversees the technology, finance, legal, and human resources teams at its Atlanta-based headquarters. Prior to joining The Weather Company in March of 2012, he served at Bloomberg L.P. in a variety of roles since 2008. Most recently, Walters was COO of the Bloomberg Industry Verticals Group where he was responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Prior to this position, he launched Bloomberg Government and led news and multimedia strategy for Bloomberg's collection of media properties across TV, online, mobile and syndication. Prior to Bloomberg, Walters was a partner at McKinsey & Company in New York where he advised media, entertainment, and investment companies. His career began in 1996 as a marketing strategist at Hallmark Cards. He earned his undergraduate degree from the University of Vermont, and his MBA at the University of Chicago.

About Blucora

Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Its mission is to deliver long-term value to its customers, partners and shareholders through financial discipline, operational expertise, and technology innovation. Recently named one of Fortune Magazine's 100 Fastest-Growing Companies, Blucora's online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.Blucora.com. Follow and subscribe to Blucora on Twitter, LinkedIn, and YouTube.

Source: Blucora

Blucora, Inc.

Stacy Ybarra,

425-709-8127

stacy.ybarra@blucora.com